Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ARCHAEA

The following discussion and analysis should be read in conjunction with the financial statements and related notes included in the proxy statement on Schedule 14A filed with the SEC on August 12, 2021 (the “Proxy Statement”) and in this Form 8-K. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this Form 8-K.

Overview

Company History

Archaea was founded in November of 2018 and partners with landfill owners to harness the power of their landfill gas. Archaea sources, builds and manages projects for the entirety of an energy project’s lifecycle. Through June 30, 2021, Archaea has been primarily engaged in the development of “high-Btu” biogas facilities which upgrade landfill gas to pipeline quality specification RNG or use the landfill gas to produce renewable electricity power. Archaea’s first RNG facility located in Boyd County, Kentucky commenced operations in April 2021. This RNG provides a renewable fuel source for Archaea’s customers to decarbonize their current fossil natural gas infrastructures.

Archaea has entered into various landfill biogas rights agreements with certain landfill owners for the construction and operation of high-Btu biogas facilities. Archaea’s activities continue to incur significant expenditures for the design and development of several biogas facilities and continue to be subject to certain risks and uncertainties, including the ability to raise additional working capital to complete its biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

Acquisitions

Bernie

On September 14, 2019, Archaea completed the purchase of BioFuels San Bernardino Biogas, LLC (“Bernie”) to acquire the landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of Archaea’s strategic plan to convert landfill gases into renewable energy sources.

Boyd County Project

On November 10, 2020, Archaea acquired all the outstanding membership interests of Big Run Power Producers, LLC to acquire a high-Btu facility that had not previously been properly commissioned to process landfill gas to pipeline specification renewable natural gas in Ashland, Kentucky. In April 2021, the facility commenced operations. It continues to ramp-up production.

Project Assai and PEI

On January 6, 2020, Archaea began development of its Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, Pennsylvania, in the Scranton metro area. Project Assai is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world. See the section of the Proxy Statement entitled “Information about the Combined Company.” On January 15, 2021, Assai Energy entered into a senior secured note purchase agreement with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes (the “4.47% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai. Archaea expects Project Assai to commence initial operations by January 2022, with further capacity scaling up over time thereafter.

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”). PEI’s assets include landfill rights, a pipeline, and a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, Pennsylvania.

GCES

On January 14, 2020, Archaea purchased a controlling position of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems. GCES manufactures equipment that will be used in Archaea’s RNG projects in addition to selling equipment to third parties.

The Business Combinations and Public Company Costs

On April 7, 2021, RAC entered into the Business Combination Agreements with Aria and Archaea Seller and the other parties thereto, pursuant to which, among other things, (i) Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) Archaea Merger Sub will merge with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration paid at closing of the Archaea Merger to the Archaea Holders was $347.0 million, subject to certain future adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The Archaea Closing Merger Consideration consisted of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock based on a value of $10.00 per share.

Following the Closing, RAC retained its “up-C” structure, whereby all the equity interests in Aria and Archaea are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc., which is referred to herein as the Combined Company.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business, and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

As a consequence of the Business Combinations, the Combined Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company is expected to incur additional annual expenses as a public company that Archaea did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Results of Operations

Comparability of Financial Information

Archaea’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combinations and Archaea’s and the Combined Company’s ongoing development activities. Archaea was formed in November of 2018 and did not have significant assets, liabilities or operations until its acquisition of Bernie in September of 2019 and its subsequent acquisitions in 2020 and 2021 as described above.

Basis of Presentation

Prior to the GCES acquisition in 2020, Archaea managed its business with only the RNG segment. All information presented in Archaea’s consolidated financial statements for years prior to 2020 is attributable to the RNG segment. Following the GCES acquisition in 2020, Archaea reported segment information in two segments: RNG and GCES. Following the PEI acquisition in 2021, Archaea has reported segment information in three segments: RNG, renewable electricity generation (“REG”) and GCES. Archaea currently manages its RNG segment as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. Archaea’s REG segment generates revenue by selling renewable electricity under a market-based contract with a regional transmission organization. The RNG and REG segments began to generate revenue during the fiscal quarter ended June 30, 2021. As noted above, GCES was acquired by Archaea in January 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to GCES’s specialization in manufacturing customized pollution control systems. While GCES has sales to the RNG segment through June 30, 2021, GCES also has external third-party customers. Two customers of the GCES segment comprised 27% and 20% of Archaea’s consolidated revenues during the year ended December 31, 2020. Archaea had no external customers during the years ended December 31, 2019 and 2018.

Key Factors Affecting Operating Results

Archaea believes that its performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section of the Proxy Statement entitled “Risk Factors —Risks Related to the Business and Industry of the Combined Company” beginning on page 35.

Successful Development and Operation of Archaea’s Projects

Archaea’s business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG to RNG projects, the acquisition and expansion of existing LFG to RNG projects or conversion of LFG projects from electricity to RNG production. Archaea is also actively considering expansion into other lines of business, including anaerobic digesters, carbon sequestration, producing on-site renewable electricity for its projects and the production of low or negative carbon intensity renewable hydrogen.

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were derived primarily from its GCES segment through the sale of customized pollution control systems to third-party customers. As Archaea’s RNG and other projects continue to become commercially operational, it expects that a majority of its revenues will be generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that are derived from these products. Following the Business Combinations, until the Combined Company can generate sufficient revenue from RNG, renewable electricity and Environmental Attributes, the Combined Company is expected to primarily finance its operations and project development activities with committed financing in place. After the closing of the Business Combinations, proceeds from the Business Combinations, including the proceeds from the PIPE Investment, as well as the Secured Term Loan discussed below under “Liquidity and Capital Resources — Contractual Obligations — Long Term Debt,” will be the primary funding source for growth. The amount and timing of the Combined Company’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s acquisitions and project development efforts.

Market Trends

Archaea’s future revenues will depend to a substantial degree upon the demand for RNG, renewable electricity and Environmental Attributes, all of which are affected by a number of factors outside Archaea’s control. Archaea seeks to substantially mitigate its exposure to market-based pricing fluctuations by selling RNG primarily under long-term off-take agreements with fixed pricing to counterparties with strong credit profiles. The credit profiles of the buyers of Archaea’s RNG are subject to change and are outside of Archaea’s control. Archaea’s future expenses will depend to a substantial degree upon electricity prices and the costs of raw materials and labor. These costs, too, are subject to a number of factors outside Archaea’s control.

Regulatory Landscape

Archaea operates in an industry that is subject to and currently benefits from environmental regulations. Government policies can increase the demand for Archaea’s products by providing market participants with incentives to purchase RNG, renewable electricity and Environmental Attributes. These government policies are continuously being modified, and adverse changes in such policies could have the effect of reducing the demand for Archaea’s products. Government regulations applicable to Archaea’s renewable energy projects have generally become more stringent over time. Complying with any new government regulations may result in significant additional expenses or related development costs for Archaea.

Impacts of COVID-19

To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States.

In response to the COVID-19 pandemic and related mitigation measures, Archaea began implementing changes in its business in March 2020 to protect its employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which Archaea expects will continue through 2021 as it continues to work to address employee safety. As of the date of this current report, such business changes and additional costs have not been, individually or in the aggregate, material to Archaea. Archaea is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which Archaea operates.

Certain third parties with whom Archaea engages, including its project partners, third-party manufacturers and suppliers, and regulators with whom Archaea conducts business have adjusted their operations and are assessing future operational and project needs in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, Archaea’s ability to conduct its business in the manner and on the timelines presently planned could be materially and adversely affected. The pandemic could also cause disruptions in its supply chain due to transportation delay, travel restrictions, raw material cost increases and shortages and closures of businesses or facilities. It may also cause delays in construction and other capital expenditures at Archaea’s projects, in obtaining regulatory approvals and in collections of Archaea’s receivables for its products and services.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus and related variants, the extent and effectiveness of containment actions and the impact of these and other factors on Archaea’s employees, customers, suppliers, and distributors.

Key Components of Results of Operations

Revenue

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were historically comprised of sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in 2020. Prior to the GCES acquisition in 2020, Archaea did not have material revenues. Revenues in Archaea’s RNG segment commenced in the second quarter of 2021 with the commencement of commercial operations at Archaea’s Boyd County facility. Revenues in Archaea’s REG segment commenced with the PEI acquisition, also in the second quarter of 2021. Prior to this, Archaea had no RNG or REG sales.

Expenses

Archaea’s expenses have historically been comprised of costs of operations and general and administrative expenses. Cost of operations consists primarily of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, related to our GCES business.

General and administrative expenses consist primarily of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in Archaea’s executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, Archaea allocates a portion of overhead costs which include lease expense, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

Archaea expects its general and administrative expenses to increase for the foreseeable future as Archaea scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Comparison Statement of Operations for the Six Months Ended June 30, 2021 and 2020

	2021	2020

Revenue
Energy revenue	$3,058,704	$—
Equipment sales	3,632,026	2,509,799
Services	90,739	82,962
Total revenue	6,781,469	2,592,761

Cost of operations:
Cost of operations	5,508,041	1,321,150
Depreciation and amortization	934,599	67,066

Total cost of operations	6,442,640	1,388,216

General and administrative expenses	11,042,836	2,449,220

Operating loss	(10,704,007)	(1,244,675)
Other income (expense):
Other income	294,127	27,877
Interest expense	(19,615)	—
Total other income (expense)	274,512	27,877

Net loss	(10,429,495)	(1,216,798)

Net income (loss) attributable to noncontrolling interest	(253,996)	128,286

Net loss attributable to controlling interest	$(10,175,499)	$(1,345,084)

Archaea’s GCES segment revenue in the six months ended June 30, 2021 and 2020 resulted primarily from sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in January 2020. The increase in GCES revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. These orders allowed for higher plant loading, which increased revenues in 2021.

Archaea’s RNG segment revenue in the six months ended June 30, 2021 resulted from sales of RNG and related environmental attributes from the Boyd County facility. Archaea had no reportable RNG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of commercial operations in April 2021 at Archaea’s Boyd County facility.

Archaea’s REG segment revenue in the six months ended June 30, 2021 resulted primarily from sales of renewable electricity and related environmental attributes at PEI. Archaea had no reportable REG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable the PEI acquisition in April 2021.

Revenue by Significant Product Type for the Six Months Ended June 30, 2021 and 2020

	2021	2020
Equipment	$3,632,026	$2,509,799
REG and RECs	2,237,480	-
RNG and RINs	821,224	-
Services	90,739	82,962
Total	$6,781,469	$2,592,761

Cost of Operations

Archaea’s cost of operations in the six months ended June 30, 2021 and 2020 was primarily composed of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing related to our GCES business. The increase in cost of operations in the GCES segment for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. The orders allowed for higher plant loading resulting in increased costs. The increase is also a result of increased costs of operations related to the REG segment due to the acquisition of PEI in April 2021. The increase in general and administrative expenses in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the expansion of Archaea’s workforce and increased growth across the Archaea business lines.

Depreciation and Amortization

Archaea’s depreciation and amortization in the six months ended June 30, 2021 and 2020 was primarily composed of depreciation of equipment and facilities associated with the RNG and REG segments. The increase in depreciation and amortization for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of operations at the Boyd County facility and the acquisition of PEI.

Other Income

Archaea’s total other income in the six months ended June 30, 2021 was primarily composed of income from forgiveness of Archaea’s PPP loan. The increase in total other income for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the $200,500 in income from the 2021 forgiveness of such loan.

Liquidity and Capital Resources

Archaea has historically funded its operations and growth with equity and debt financing. As of December 31, 2020, Archaea had approximately $1.5 million of cash and cash equivalents. Subsequent to year end 2020, Archaea raised an additional $133.4 million from the private placement of the Assai Notes to fund the PEI acquisition and Project Assai. As of June 30, 2021, Archaea had approximately $0.6 million of cash and cash equivalents and Archaea also had $35.7 million of restricted cash for payment primarily of construction-related costs for the Assai biogas project.

Archaea believes that its cash on hand following the consummation of the Business Combinations, including the proceeds from the PIPE Investment and the Secured Term Loan under the new credit facility, will total approximately $200 million. In addition, the Combined Company has a committed revolving credit facility in the aggregate amount of $250 million under the New Credit Agreement less any amounts outstanding under letters of credit.

We expect that the Combined Company’s available cash following the consummation of the Business Combination, together with its other assets, expected cash flows and borrowing capacity, will be sufficient to meet the Combined Company’s cash requirements for a period of at least twelve months following the date of this Form 8-K and thereafter. After funding its working capital requirements, available cash is expected to be used to fund debt maturities and other contractual commitments. Excess cash thereafter would be used to fund capital investments to continue to grow the Combined Company’s business. Reductions in available cash may reduce the Combined Company’s ability to make capital investments and may require changes to the Combined Company’s growth plan at the discretion of the Combined Company’s management and board of directors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

If the Combined Company’s growth plan changes, it may seek additional capital through equity offerings or debt financings. The amount and timing of Archaea’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s project development efforts. The Combined Company may be unable to obtain any such additional financing on acceptable terms or at all. The Combined Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, the Combined Company could be required to delay, scale back or abandon some or all its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results.

Project Assai

As noted above under “— Overview — Acquisitions — Project Assai and PEI,” on January 6, 2020, Archaea began development of its Project Assai biogas project. Also as noted above, on January 15, 2021 and April 5, 2021, Assai Energy entered into a senior secured note purchase agreements for the purchase of the $72,542,000 in principal amount of 3.75% Notes and $60,828,000 in principal amount of its 4.47% Notes. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai.

These funds are committed and are expected to fully fund the development of the Project Assai, which is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world.

Paycheck Protection Program (“PPP”)

During 2020, Archaea received a $200,500 loan from the U.S. Small Business Administration (“SBA”) as provided for under the Paycheck Protection Program (“PPP”) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act signed into law on March 27, 2020. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to Archaea. Archaea received notification from the lending institution that the full amount of the PPP loan had been forgiven effective March 2021, and the forgiveness of the loan was recorded in other income during the six months ended June 30, 2021. The amount of the proceeds received under this loan at December 31, 2020 is reflected in Archaea’s consolidated balance sheets as other long-term liability.

Additionally, Archaea received a separate PPP loan for the benefit of GCES in the amount of $490,500 from the SBA. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. This loan was forgiven during the year ended December 31, 2020, and the forgiveness of the loan was recorded in other income during the year ended December 31, 2020.

Historical Cash Flows for the Six months Ended June 30, 2021 and 2020

	Six months Ended June 30,
	2021	2020
Cash used in operating activities	$(7,510,697)	(2,243,504)
Cash used in investing activities	(88,135,624)	(10,387,679)
Cash provided by financing activities	130,453,379	16,441,000
Net increase in cash, cash equivalents and restricted cash	34,807,058	3,809,817

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to operations at GCES and PEI along with general and administrative expenses.

Archaea’s cash used in operating activities of $7.5 million for the six months ended June 30, 2021 was primarily related to a net loss of $10.2 million as a result of higher general and administrative expenses, offset by timing in trade accounts payable of $2.0 million and accrued and other expenses of $0.9 million. Changes in other working capital accounts were not significant.

Archaea’s cash used in operating activities of $2.2 million for the six months ended June 30, 2020 was comprised primarily of a net loss of $1.3 million and net cash outflows related to changes in working capital of $1.1 million.

Cash Used in Investing Activities

Archaea continues to have significant cash outflows from investing activities as it expands its business and develops its projects.

Cash used in investing activities of $88.1 million for the six months ended June 30, 2021 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, including Assai and the Boyd County facility, and to the acquisition of a pipeline obtained in the acquisition of PEI.

Cash used in investing activities of $10.4 million for the six months ended June 30, 2020 was primarily comprised of acquiring a majority position in GCES and landfill gas rights at Project Assai.

Cash Provided by Financing Activities

Through June 30, 2021, Archaea financed its operations primarily through debt financing and the sale of equity securities.

Cash provided by financing activities of $130.5 million for the six months ended June 30, 2021 was related to borrowings from long-term debt under the 3.75% Notes and the 4.47% Notes.

Cash provided by financing activities of $16.4 million for the six months ended June 30, 2020 was comprised primarily of equity financing.

Contractual Obligations

The following table summarizes Archaea’s contractual obligations as of June 30, 2021.

		Payments Due by Periods
	Total	<1 year	1– 3 years	3– 5 years	>5 years
Operating leases	$1,191,755	$859,596	332,159	0	0
Long-term debt	144,113,475	5,565,191	17,505,382	21,727,903	99,314,999
Total contractual obligations	145,305,230	6,424,787	17,837,541	21,727,903	99,314,999

Operating Leases

GCES entered into a facility lease with two of its minority owners in 2013, prior to the Archaea’s acquisition of GCES in 2020. The GCES facilities are now owned by two noncontrolling interest owners of GCES, thereby causing this lease to be a related party agreement. During the year ended December 31, 2020 and the six months ended June 30, 2021, GCES paid $210,000 and $105,000, respectively, to the minority owners under this lease which expires in May 2022. Archaea has also entered into warehouse and office leases with third parties ranging from one to three years.

Revolving Line of Credit

Archaea had in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provides for maximum borrowings of $8 million as of June 30, 2021. The outstanding principal balance of each advance is subject to interest at a rate based on the one-month LIBOR rates quoted by Comerica plus 4.5%. At June 30, 2021, the outstanding balance on the line of credit was approximately $7.1 million. The line of credit was repaid in full at the Closing of the Business Combinations.

Long Term Debt

On January 15, 2021, Assai Energy, LLC entered into a senior secured note purchase agreement with certain investors for the purchase of $72.5 million in principal amount of its 3.75% Notes. Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement with certain investors for the purchase of $60.8 million in principal amount of its 4.47% Notes. Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. As of June 30, 2021, Archaea received total proceeds of $127.4 million from the Assai Notes of which approximately $30 million was used to complete the acquisition of PEI. The total interest expense incurred under the Assai Notes for the six months ended June 30, 2021 was $1.5 million, and the interest related to the biogas facilities has been capitalized during the construction period. The notes are secured by all plant assets and plant revenues. Cash received from the agreement is restricted for use on Assai related costs and cannot be used for general corporate purposes.

On November 10, 2020, Archaea Holdings, LLC, a wholly-owned subsidiary of Archaea Seller (“Archaea Holdings”), and Big Run Power Producers, LLC, a North Carolina limited liability company (“BRPP”), entered into certain promissory notes with Comerica pursuant to that certain credit agreement by and between Comerica, as the lender, and Archaea Holdings and BRPP, as the borrowers (the “Boyd County Credit Agreement”). Noble Environmental, Inc. (“Noble”) guaranteed the Boyd County Credit Agreement,

Pursuant to the Boyd County Credit Agreement, Comerica made available to the borrowers a $5 million secured specific advance facility loan (the “SAF Loan”) and $12 million secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%, which was 5.5% as of June 30, 2021. In addition to the Term Loan and the SAF Loan, Comerica has also made available to the borrowers a corporate credit card program with a credit limit of $0.5 million as of June 30, 2021, which increased to a credit limit of $3.5 million as of August 11, 2021, for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement under the Boyd County Credit Agreement is November 10, 2024. The Boyd County Credit Agreement, including the SAF Loan and Term Loan, was repaid in full at the closing of the Business Combinations.

Noble, which is a related party of Archaea, guaranteed Archaea’s obligations under the Boyd County Credit Agreement. In consideration of Noble furnishing the Noble Guaranty, Noble required that Archaea Holdings and BRPP incur a guaranty fee. The guaranty fee is accrued on the face value of the guaranteed obligation of $17.5 million at the effective date of the Noble Guaranty, subject to certain adjustments. See “Certain Relationships and Related Party Transactions” in the Form 8-K. The guaranty fee was evidenced by a promissory note dated November 10, 2020, made by Archaea Holdings and BRPP payable to Noble (“Noble Note”). The Noble Note was repaid in full at the closing of the Business Combinations, and the related guarantee was terminated.

As of June 30, 2021, Archaea received total proceeds of $17.0 million in connection with the Boyd County Credit Agreement. The proceeds of the indebtedness under the Boyd County Credit Agreement funded the acquisition and recommissioning of the Boyd County Project as well as general and administrative expenses. Total interest expense incurred under the SAF Loan, the Term Loan and the Noble Guaranty through June 30, 2021 was $3.2 million. This interest has been capitalized during the construction period of the Boyd County Project.

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings entered into several secured promissory notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30.0 million. Promissory notes totaling approximately $16.5 million bear interest at 20% per annum, and promissory notes totaling approximately $13.5 million bear interest at 7.5% per annum. All unpaid principal and unpaid accrued interest of the foregoing promissory notes are due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) closing date of the Business Combinations, or (c) the date on which all amounts under promissory notes shall become due and payable in the event of the Company’s default. The promissory notes bearing interest at 20% per annum include a guaranteed minimum interest payment of approximately $1.0 million in aggregate. These promissory notes were repaid in full at the closing of the Business Combinations.

Significant Accounting Policies

This management’s discussion and analysis of financial condition and results of operations of Archaea is based on Archaea’s consolidated financial statements. Archaea’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). For a discussion of Archaea’s significant accounting policies, see “Note 1, Summary of Significant Accounting Policies” to Archaea’s consolidated financial statements appearing in this Form 8-K.

Critical Accounting Policies and Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in Archaea’s financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the financial statements. Archaea identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of Archaea’s financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Archaea’s critical accounting policies are associated with revenue recognition and acquisition accounting and the judgment used in determining the fair value of identified assets acquired and liabilities assumed.

Revenue Recognition

Archaea recognizes revenue in accordance with Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which Archaea expects to be entitled in exchange for those goods or services.

Archaea’s revenues are comprised of sales of customized pollution control equipment (“Equipment”) and maintenance agreements services (“Services”) provided by the GCES operating segment, as well as the sale of RNG, renewable electricity and related environmental attributes through its RNG and REG operating segments. All revenue is recognized when (or as) Archaea satisfies its performances obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service.

Archaea’s RNG production started during 2021 with the commencement of operations at the Boyd County Project and is currently sold under short-term market-based contracts. When the performance obligation is satisfied through delivery of RNG to the customer, revenue is recognized. Archaea also earns revenue through the sale of associated environmental attributes which are generated when selling RNG. Such sales for the six months ended June 30, 2021 were made under short-term contracts, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s REG production started during 2021 with the acquisition of PEI and is typically sold under a market-based contract with a regional transmission organization. When the performance obligation is satisfied through delivery of REG to the customer, revenue is recognized. Archaea also earns revenue through the sale of the associated environmental attributes which are generated when selling REG. Such sales for the six months ended June 30, 2021 were under contracts independent from REG sales, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s performance obligations related to the sales of Equipment are satisfied over time because Archaea’s performance under each customer contract produces (1) an asset with no alternative future use to Archaea, because each Equipment solution is customized to the specific needs and design specifications for each customer and (2) Archaea has enforceable right to payment under the customer termination provisions for convenience. Archaea measures progress these arrangements using an input method based on costs incurred.

Archaea’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by Archaea’s performance as it performs. Archaea elected to recognize the sales of Services using the “right-to-invoice” practical expedient.

Acquisition Accounting

Archaea applies ASC 805, Business Combinations, when accounting for acquisitions, with identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, recorded at their estimated fair values at the acquisition date. Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment and intangible assets historically consisting of trade names and customer relationships. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. Archaea evaluates all available information, as well as all appropriate methodologies, when determining the fair value of assets acquired, liabilities assumed and noncontrolling interest, if applicable, in a business combination. In addition, once the appropriate fair values are determined, Archaea must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.

Recent Accounting Pronouncements

For a description of Archaea’s recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2, Recently Issued and Adopted Accounting Standards” to Archaea’s consolidated financial statements appearing in this Form 8-K.

Off-Balance Sheet Arrangements

As of June 30, 2021, Archaea did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

Archaea does not believe that inflation had a material impact on its business, revenues or operating results during the periods presented.